Exhibit 99.1

Contacts:

Investors/Corporate:

John R. Emery

Chief Financial Officer

(732) 537-4804

investor@ventiv.com

VENTIV HEALTH, INC.’s FRENCH SUBSIDIARIES PLACED INTO RECEIVERSHIP

SOMERSET, NEW JERSEY, June 3, 2003 — Ventiv Health, Inc. (Nasdaq:VTIV), a leading provider of comprehensive sales and marketing solutions to the pharmaceutical and life sciences industries, today announced that its French subsidiaries have been placed into receivership. The local management team will work jointly with the receiver to minimize job losses resulting from this action.

Ventiv’s French subsidiaries have been reflected as held for sale in discontinued operations since June 2002. Ventiv does not expect to recover the approximately $1 million of net assets it carries for its French subsidiaries.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health’s performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.